Exhibit 99.1 Press release dated February 4, 2009

El Capitan Precious Metals, Inc. Seeking Strategic Alternatives

Reno, Nevada - El Capitan Precious Metals, Inc. (OTC/BB:ECPN) reports that confirmation test work performed at a major commercial laboratory failed to duplicate the encouraging gold leaching results reported on December 10th 2008.  The assay results from the confirmation test work indicated gold head grades of less than 0.004 troy ounces per standard ton.  The confirmation test work used four 500g composite samples from El Capitan deposit drill hole material, all of which were finely ground (80% passing 17µm) prior to initiation of a 10-day leach cycle.

Ken Pavlich, ECPN President & CEO stated, “While we know that the test procedures used were not precisely the same as those employed last Fall that led to the positive results discussed in the December press release, we have every confidence in the personnel, equipment, and procedures involved in the current set of leach tests performed at this Canadian laboratory.  Consequently, there is no reason to question the accuracy of the reported results.”

Mr. Pavlich continued, “While we are troubled by the conflicting gold value determinations between the current tests and those conducted late last year, we must place further investigation on hold until we have evaluated all strategic alternatives available to the Company considering both ECPN’s financial position and the current capital markets.”

About El Capitan Precious Metals, Inc.
El Capitan Precious Metals, Inc. is a U.S. based mineral exploration company whose primary asset is a 40% interest in the El Capitan precious metals project, located in Lincoln County, New Mexico. The Company’s stock trades on the Over-the-Counter Bulletin Board under the symbol ECPN.

Forward-Looking Statements
Statements herein which are not historical facts, such as estimates of the volume and grade of mineral deposits, future production levels, exploration results and plans, costs, and prices are "forward-looking statements", involving a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price and production volatility, exploration risks and results, discrepancies between different types of testing methods, some or all of which may not be industry standard, political risks, permitting risks, project development risks and ability to raise financing. To date, we have not established any precious metal reserves, and our ability to do so is dependent on the future success of our efforts to demonstrate the economic viability of all facets of our property.  For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB on file with the SEC. The Company undertakes no obligation and has no intention of updating forward-looking statements.

For further information, please visit the company’s website at www.ElCapitanPMi.com ..

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